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                                                                   EXHIBIT 99.01

   CONCUR TECHNOLOGIES ANNOUNCES PRELIMINARY FOURTH QUARTER FINANCIAL RESULTS
                            Tuesday, October 5, 1999


     REDMOND, Wash.--(BUSINESS WIRE)--Oct. 5, 1999--Concur Technologies, Inc. (Nasdaq:CNQR), the global leader in workplace eCommerce solutions, today announced that based on a preliminary analysis of results of operations, the company expects to report total revenues for the fourth quarter of fiscal 1999 in the range of $8.6 million to $9.2 million, which includes approximately $5.0 million to $5.3 million in license revenues.

     This compares to securities analyst estimates of approximately $12.3 million to $12.7 million for total revenues, which includes license revenues of approximately $8.1 million to $8.8 million. For the fourth quarter of fiscal 1998, the company reported total revenues of $6.3 million, which included license revenues of $3.9 million. These preliminary results are subject to final analysis and audit. Full fourth quarter and year-end results will be reported on Wednesday, October 27, 1999.

     "Revenues for the fourth quarter, particularly license revenues, were significantly below expectations, primarily due to an unexpected delay in closing quarter-end business," said Steve Singh, Concur President and Chief Executive Officer. "In addition, the three months ended September 30 marked the first quarter in which we included three products within our suite of workplace eCommerce applications. Our products now impact a broader range of departments within companies, and customers need additional time to evaluate the strategic benefits of purchasing our suite of workplace eCommerce solutions, thereby somewhat lengthening the sales cycle."

     "Despite these disappointing results, we remain confident in our business, the demand for our products, the strength of our suite of applications and in our ability to execute on our workplace eCommerce vision. I am very pleased to announce that we will unveil another component of this vision tomorrow with the launch of our Internet-based eWorkplace.com(TM) products, which allow us to expand our reach into the small and middle market, opening a significant and untapped market." added Mr. Singh.



                            ABOUT CONCUR TECHNOLOGIES

     Concur Technologies, Inc.(TM) is the leading provider of workplace eCommerce solutions that automate costly and inefficient business processes among employees, partners, suppliers, and service providers. Its flagship product, EmployeeDesktop(TM), integrates Concur's suite of workplace eCommerce solutions, including non-production goods and services procurement, human resource employee and managerial self-service, and travel and entertainment expense management, through a common user interface, and provides a business portal through which employees can access critical information and services. Concur has licensed its workplace eCommerce solutions to more than 1.8 million desktops in over 235 companies worldwide. Concur's workplace eCommerce solutions reduce operating costs, increase employee productivity, and improve supplier management in small and medium sized businesses and Global 2000 enterprises. Its customers include AlliedSignal, AT&T, DaimlerChrysler, Exxon, and Pfizer. Concur's Global Alliance Network -- comprised of over 50 world-class organizations including ADP, American Express, EDS, and Microsoft -- further enhances its ability to provide best-of-breed solutions for maximum results. Headquartered in Redmond, Wash., Concur has

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offices throughout North America, Europe, and the Asia-Pacific rim. Additional
information on Concur is available via the Internet at www.concur.com.

     Concur, eWorkplace.com and EmployeeDesktop are trademarks of Concur Technologies. All other company or product names are trademarks and/or registered trademarks of their respective owners.

     This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from current expectations. Statements made in this release that relate to future plans, events or performances or statements containing words such as "believes," "anticipates," "plans," or "expects" are forward-looking statements. These statements are based on current expectations and involve risks and uncertainties. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to, the Company's limited operating history, which makes the prediction of future operating results difficult; risks associated with acquisitions; difficulties associated with strategic relationships; the lengthening of the sales cycle; increased customer caution due to Y2K issues; and uncertainty of market acceptance of the Company's products, including the eWorkplace.com products designed for the small and middle market.

     Please refer to the Company's public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.


CONTACT: Concur Technologies, Inc.
         Kira Bacon, 425/497-7342